Exhibit 99.2

Strongbridge Biopharma plc Announces Pricing of

Public Offering of Ordinary Shares

Dublin, Ireland and Trevose, Pa., September 16, 2020 – Strongbridge Biopharma plc, (Nasdaq: SBBP), a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs, today announced that it has priced its previously announced underwritten public offering.  The Company is offering 11,111,111 ordinary shares at a price to the public of $2.25 per share for total gross proceeds of approximately $25.0 million, before deducting the underwriting discount and estimated offering expenses payable by the Company. The offering is expected to close on or about September 21, 2020, subject to the satisfaction of customary closing conditions. In addition, the Company granted the underwriters a 30-day option to purchase up to an additional 1,666,666 ordinary shares on the same terms and conditions.

Jefferies and Stifel are acting as the joint book-running managers for the offering. JMP Securities and Oppenheimer & Co. are acting as lead managers for the offering. MTS Securities, LLC is serving as a financial advisor to the Company in the offering.

The Company intends to use the net proceeds from this offering to (i) continue development and regulatory activities, facilitate commercial readiness and commercially launch Recorlev primarily in the United States, (ii) support the life cycle management activities of Keveyis, and (iii) support other general corporate purposes, which may include working capital, capital expenditures, acquisition of additional technologies or other forms of intellectual property, acquisition of assets or businesses that are complementary to our existing business, and general and administrative expenses.

A shelf registration statement relating to the ordinary shares was previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective on March 27, 2018. This offering is being made only by means of a written prospectus supplement and the accompanying prospectus forming a part of the effective registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC on September 16, 2020. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website. Copies of the final prospectus supplement (when available) and accompanying prospectus may be obtained from either Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at 877-547-6340 or by email at Prospectus_Department@Jefferies.com or Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, by telephone at 415-364-2720 or by email at syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

About Strongbridge Biopharma plc

Strongbridge Biopharma is a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs. Strongbridge’s rare endocrine franchise includes RECORLEV® (levoketoconazole), a cortisol synthesis inhibitor currently being studied in Phase 3 clinical studies for the treatment of endogenous Cushing’s syndrome, and veldoreotide extended release, a pre-clinical next-generation somatostatin analog being investigated for the treatment of acromegaly and potential additional applications in other conditions amenable to somatostatin receptor activation. Both RECORLEV and veldoreotide have received orphan drug designation from the FDA and the European Medicines Agency. The Company’s rare neuromuscular franchise includes KEVEYIS® (dichlorphenamide), the first and only FDA-approved treatment for hyperkalemic, hypokalemic, and related variants of primary periodic paralysis. KEVEYIS has orphan drug exclusivity in the United States.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements include statements related to the expected completion of the offering described herein and the intended use of proceeds.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in such statements, including risks and uncertainties associated with prevailing market conditions, the impact of general economic, industry or political conditions in the United States or internationally, and Strongbridge’s ability to satisfy customary closing conditions associated with the offering. Additional risks and uncertainties relating to the proposed offering, Strongbridge and its business can be found under the heading “Risk Factors” in the preliminary prospectus supplement and accompanying prospectus relating to the offering to be filed with the SEC, as well as Strongbridge’s Annual Report on Form 10-K for the year ended December 31, 2019, Strongbridge’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and its subsequent filings with the SEC. Strongbridge assumes no duty or obligation to update or revise any forward-looking statements for any reason.

Contacts:

Corporate and Media Relations
Elixir Health Public Relations
Lindsay Rocco
+1 862-596-1304
lrocco@elixirhealthpr.com

Investor Relations

Solebury Trout

Mike Biega

+1 617-221-9660

mbiega@soleburytrout.com